1,930,000 Shares

                             FARO TECHNOLOGIES, INC.

                                  Common Stock

                         -------------------------------

     This prospectus relates to the offering from time to time of up to 1,930,000 shares of common stock of FARO Technologies, Inc. by the shareholders named in this prospectus or their transferees, pledgees, donees or successors. These shareholders acquired 1,158,000 of the shares directly from our company and 772,000 of the shares from our two co-founders in a private placement that closed as of November 12, 2003. We will not receive any proceeds from the sale of these shares.

     We are registering these shares for resale, but the registration of these shares does not necessarily mean that the selling shareholder will sell any of these shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "FARO." On December 18, 2003, the last reported sale price of our common stock was $22.92 per share.

                      -------------------------------------

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 1 for a discussion of these risks.

                      -------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

                      -------------------------------------

                The date of this prospectus is December 19, 2003.

                                TABLE OF CONTENTS



The Company.............................................................     1

Risk Factors............................................................     1

Forward-Looking Statements..............................................     7

Use of Proceeds.........................................................     8

Selling Shareholders....................................................     8

Plan of Distribution....................................................     9

Legal Matters...........................................................     12

Experts  ...............................................................     13

Where You Can Find More Information.....................................     13

Incorporation of Certain Documents by Reference.........................     13



                              ABOUT THIS PROSPECTUS

     This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading "Incorporation of Certain Documents By Reference."

         You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

                                   THE COMPANY

     We are a leading provider of portable, computer-based measurement and inspection equipment and related software used by manufacturers worldwide in the automotive, aerospace, and heavy equipment industries to perform three dimensional ("3-D") measurements and inspections during the manufacturing process. We design, develop, market, and support products that play a key role in the global trend toward computer-aided quality management. Our systems lead to shortened production cycles, improved productivity, and enhanced quality control. We serve a diverse customer base ranging from middle market manufacturers throughout the supply chain to leading global manufacturers. Our customers include Airbus, Boeing, Bombardier Aerospace, Caterpillar, Daimler Chrysler, General Electric, General Motors, Honda, John Deere, Johnson Controls, Lear Corporation, Lockheed Martin, Nike, and Toyota.

     Our principal executive offices are located at 125 Technology Park, Lake Mary, Florida 32746, and our telephone number at that address is (407) 333-9911. Our website address is www.faro.com. Information on our website does not constitute part of this prospectus.

                      -------------------------------------


                                  RISK FACTORS

     You should carefully read the following factors and other information contained or incorporated by reference in this prospectus before investing in our common stock.

Risks Related to Our Operations

Our customers' buying process for our products is highly decentralized, and therefore, it typically requires significant time and expense for us to further penetrate the potential market of a specific customer, which may delay our ability to generate additional revenue.

     Our success will depend, in part, on our ability to further penetrate our customer base. Most of our customers have a decentralized buying process for measurement devices. Thus, we must spend significant time and resources to increase revenues from a specific customer. For example, we may provide products to only one of our customers' manufacturing facilities or for a specific product line within a manufacturing facility. We cannot assure you that we will be able to maintain or increase the amount of sales to our existing customers.


Others may develop products that make our products obsolete or less competitive.

     The computer-aided manufacturing measurement ("CAM2") market is emerging and could be characterized by rapid technological change. Others may develop new or improved products, processes or technologies may make our products obsolete or less competitive. We cannot assure you that we will be able to adapt to evolving markets and technologies or maintain our technological advantage.

     Our success will depend, in part, on our ability to maintain our technological advantage by developing new products and enhancing our existing products. Developing new products and enhancing our existing products can be complex and time-consuming. Significant delays in new product releases or difficulties in developing new products could adversely affect our revenues and results of operations.


Because our customers are concentrated in a few industries, a reduction in sales to any one of these industries could cause a significant decline in our revenues.

     Approximately 75% of our sales are to manufacturers in the automotive, aerospace, and heavy equipment industries. We are dependent upon the continued growth, viability, and financial stability of our customers in these industries, which are highly cyclical and dependent upon the general health of the economy and consumer spending. The cyclical nature of these industries may exert significant influence on our revenues and results of operations. In addition, the volume of orders from our customers and the prices of our products may be adversely impacted by decreases in capital spending by a significant portion of our customers during recessionary periods. In addition, we generate significant accounts receivable in connection with providing products and services to our customers. If one or more of our significant customers were to become insolvent or otherwise were unable to pay for the products provided by us, our operating results and financial condition would be adversely affected.


Our inability to protect our patents and proprietary rights in the United States and foreign countries could adversely affect our revenues.

     Our success depends in large part on our ability to obtain and maintain patent and other proprietary right protection for our processes and products in the United States and other countries. We also rely upon trade secrets, technical know-how, and continuing inventions to maintain our competitive position. We seek to protect our technology and trade secrets, in part, by confidentiality agreements with our employees and contractors. Our employees may breach these agreements or our trade secrets may otherwise become known or be independently discovered by inventors. If we are unable to obtain or maintain protection of our patents, trade secrets, and other proprietary rights, we may not be able to prevent third parties from using our proprietary rights.

     Our patent protection involves complex legal and technical questions. Our patents may be challenged, narrowed, invalidated, or circumvented. We may be able to protect our proprietary rights from infringement by third parties only to the extent that our proprietary processes and products are covered by valid and enforceable patents or are effectively maintained as trade secrets. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Litigation or other proceedings to defend or enforce our intellectual property rights could require us to spend significant time and money and could otherwise adversely affect our business.


Claims from others that we infringe their intellectual property rights may adversely affect our operations.

     From time to time we receive notices from others claiming we infringe their intellectual property rights. The number of these claims may grow. Responding to these claims may require us to enter into royalty and licensing agreements on unfavorable terms, require us to stop selling or to redesign affected products, or require us to pay damages. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel.


Our operating results may fluctuate due to a number of factors, many of which are beyond our control.

     Our annual and quarterly operating results have varied significantly in the past and likely will vary significantly in the future as a result of:

o        the size and timing of customer orders;

o the amount of time that it takes to fulfill orders and ship our products;

o the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base;

o increases in operating expenses required for product development and new product marketing;

o costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes;

o the timing and market acceptance of new products and product enhancements;

o customer order deferrals in anticipation of new products and product enhancements;

o        our success in expanding our sales and marketing programs;

o start-up costs associated with opening new sales offices outside of the United States;

o fluctuations in revenue without proportionate adjustments in fixed costs;

o        the efficiencies achieved in managing inventories and fixed assets; and

o adverse changes in the manufacturing industry and general economic conditions.



     Any one or a combination of these factors could adversely affect our annual and quarterly operating results in the future.


The CAM2 market is an emerging market, and our growth depends on the ability of our products to attain broad market acceptance.

     The CAM2 market is in an early stage of adoption. The market for traditional fixed-base coordinate measurement machines ("CMMs"), check fixtures, and other handheld measurement tools is mature. Part of our strategy is to continue to displace these traditional measurement devices. Displacing traditional measurement devices and achieving broad market acceptance of our products requires significant effort to convince manufacturers to reevaluate their historical measurement procedures and methodologies.

     We market three closely interdependent products (FAROArms, FARO Laser Tracker, and FARO Gage) and related software for use in measurement and inspection applications. Substantially all our revenues currently are derived from sales of these products and software, and we plan to continue our business strategy of focusing on the portable software-driven, 3-D measurement and inspection market. Consequently, our financial performance will depend in large part on portable, computer-based measurement and inspection products achieving broad market acceptance. If our products cannot attain broad market acceptance, we will not grow as anticipated and may be required to make increased expenditures on research and development for new applications or new products.


We compete with manufacturers of portable measurement systems and traditional measurement devices, many of which have more resources than us and may develop products or technologies that will directly compete with us.

     Our portable measurement systems compete in the broad market for measurement devices for manufacturing and industrial applications, which, in addition to portable articulated arms and laser tracker products, consists of fixed-base CMMs, check fixtures, and handheld measurement tools. The broad market for measurement devices is highly competitive. Manufacturers of handheld measurement tools and fixed-base CMMs include a significant number of well-established companies that are substantially larger and possess substantially greater financial, technical, and marketing resources than we possess. In the laser tracker product line, we compete primarily with Leica Geosystems, who is significantly larger than us and, we believe, currently the leader in this product line. We will be required to make continued investments in technology and product development to maintain our technological advantage over our competition. We cannot assure you that we will have sufficient resources to make additional investments in technology and product development or that our product development efforts will allow us to successfully compete as the industry evolves.

     Our competitors may develop products or technologies that directly compete with us. For example, fixed-base CMMs are introducing computer-aided-design ("CAD")-based inspection software in response to the trend toward CAD-based factory floor metrology. In addition, some fixed-base CMM manufacturers are miniaturizing and increasing the mobility of their conventional CMMs. These companies may continue to alter their products and devote resources to the development and marketing of additional products that compete with ours.


We derive a substantial part of our revenues from our international operations, which are subject to greater volatility and often require more management time and expense to achieve profitability than our domestic operations.

     Since 2000, we have derived over 50% of our sales from international operations. We recently opened a manufacturing facility in Schaufhausen, Switzerland and have regional sales offices in Germany, France, Spain, Italy, Japan, and the United Kingdom. We are in the process of opening our first direct sales office in China. Should trade relations between the United States and China deteriorate, our ability to transfer products between China and other regions of the world, including the United States, Asia, and Europe could be significantly impaired and our results of operations would suffer. In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring, and establishing office facilities before any significant revenues are generated. As a result, initial operations in a new market may operate at low margins or may be unprofitable.

     Our international operations may be subject to a number of risks, including:

o        difficulties in staffing and managing foreign operations;

o        political and economic instability;

o        unexpected changes in regulatory requirements and laws;

o longer customer payment cycles and difficulty collecting accounts receivable;

o        export duties, import controls, and trade barriers;

o governmental restrictions on the transfer of funds to us from our operations outside the United States;

o burdens of complying with a wide variety of foreign laws and labor practices;

o fluctuations in currency exchange rates, which could affect local payroll utility and other expenses; and

o inability to use net operating losses incurred by our foreign operations to reduce our U.S. income taxes.

     Several of the countries where we operate have emerging or developing economies, which may be subject to greater currency volatility, negative growth, high inflation, limited availability of foreign exchange, and other risks. These factors may harm our results of operations and any measures that we may implement to reduce the effect of volatile currencies and other risks of our international operations may not be effective. In addition, during 1997 and 1998, several Asian countries, including Japan, experienced severe currency fluctuation and economic deflation. If such situations reoccur or occur in other regions where we operate, it may negatively impact out sales and our ability to collect payments from customers in these regions.


We rely to a large extent on the experience and management ability of our senior executive officers.

     Our success will depend, in part, on the services of our founders, Simon Raab, our Chief Executive Officer, and Gregory Fraser, our Executive Vice President and Chief Financial Officer. The loss or interruption of the continued full-time services of these executives could have a material adverse effect on us. We do not have employment agreements with these executives.


We may not be able to identify, consummate, or achieve expected benefits from acquisitions.

     We have completed two significant acquisitions since our initial public offering in 1997. We intend to pursue access to additional technologies, complementary product lines, and sales channels through selective acquisitions and strategic investments. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete acquisitions in the future. In the past, we have used our stock as consideration for acquisitions. Our common stock may not remain at a price at which it can be used as consideration for acquisitions without diluting our existing shareholders, and potential acquisition candidates may not view our stock attractively.

     Realization of the benefits of acquisitions often requires integration of some or all of the acquired companies' sales and marketing, distribution, manufacturing, engineering, finance, and administrative organizations. The integration of acquisitions demands substantial attention from senior management and the management of the acquired companies. Any acquisition may be subject to a variety of risks and uncertainties, including:

o the inability to assimilate effectively the operations, products, technologies, and personnel of the acquired companies (some of which may be located in diverse geographic regions);

o the inability to maintain uniform standards, controls, procedures, and policies;

o        the need or obligation to divest portions of the acquired companies;
         and

o        the potential impairment of relationships with customers.

     We cannot assure you that we will be able to integrate successfully any acquisitions or that any acquired companies will operate profitably, or that we will realize the expected benefits from any acquisition.


We may face difficulties managing growth.

     Our growth has placed significant demands on our management and operations and financial resources. If our business continues to grow rapidly in the future, we expect it to result in:

o        increased responsibility for existing and new management personnel, and

o incremental strain on our operations, and financial and management systems.

     Our success under such conditions will depend to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. If we are not able to manage future growth, our business, financial condition, and operating results may be harmed.


Our dependence on suppliers for materials could impair our ability to manufacture our products.

     Outside vendors provide key components used by us in the manufacture of our products. Although we believe that alternative sources for these components are available, any supply interruption in a limited source component would harm our ability to manufacture our products until a new source of supply is identified. In addition, an uncorrected defect or supplier's variation in a component, either known or unknown to us, or incompatible with our manufacturing processes, could harm our ability to manufacture our products. We may not be able to find a sufficient alternative supplier in a reasonable period, or on commercially reasonable terms, if at all. If we fail to obtain a supplier for the manufacture of components of our potential products, we may experience delays or interruptions in our operations, which would adversely affect our results of operations and financial condition.

Risks Related to Our Common Stock

Future sales of our common stock could depress our stock price.

     We cannot predict the effect that future sales of our common stock will have on the market price of our common stock. As of November 17, 2003, we had 13,460,720 shares of common stock outstanding. Shares that we sold to the selling shareholders or other shares of our common stock that we issue in the future may become available for resale in the public market from time to time. Sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock or our ability to raise capital by offering equity securities.


We may experience volatility in our stock price that could affect your investment.

     The price of our common stock has been, and may continue to be, highly volatile in response to various factors, many of which are beyond our control, including:

o        developments in the industries in which we operate;

o actual or anticipated variations in quarterly or annual operating results;

o        speculation in the press or investment community; and

o announcements of technological innovations or new products by us or our competitors.

     Our common stock's market price may also be affected by our inability to meet analyst and investor expectations and failure to achieve projected financial results, including those set forth in this prospectus. Any failure to meet such expectations or projected financial results, even if minor, could cause the market price of our common stock to decline. Volatility in our stock price may result in your inability to sell your shares at or above the price at which you purchased them in this offering.

     In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against such companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations, and financial condition.


Our executive officers and directors control a significant percentage of our common stock and these shareholders may take actions that are adverse to your interests.

     Our executive officers and directors and entities affiliated with them, in the aggregate, beneficially own approximately 24.0% of our common stock, 21.0% of which is beneficially owned by our two co-founders, Simon Raab and Gregory Fraser. As a result, these shareholders, acting together, can significantly influence all matters requiring shareholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations, and sales of assets. They also could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring, or preventing a change in control or impeding a merger or consolidation, takeover, or other business combination, which could cause the market price of our common stock to fall or prevent you from receiving a premium in such a transaction.


Antitakeover provisions in our articles of incorporation and bylaws and provisions of Florida law could delay or prevent a change of control that you may favor.

     Our articles of incorporation, our bylaws, and Florida law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions include:

o a limitation on shareholders' ability to call a special meeting of our shareholders;

o advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by shareholders at shareholder meetings; and

o the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

     The provisions described above could delay or make more difficult transactions involving a change in control of us or our management.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, about our plans, beliefs, goals, intentions, objectives, projections, expectations, assumptions, strategies, and future events are forward-looking statements.

     Words such as "may," "will," "believe," "plan," "should," "could," "seek," "expect," "anticipate," "intend," "estimate," "goal," "objective" and similar words, or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. We do not intend to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Important factors that could cause a material difference in the actual results from those contemplated in such forward-looking statements include among others those under "Risk Factors" and elsewhere in this prospectus and the following:

o        our inability to further penetrate our customer base;

o development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

o our inability to maintain our technological advantage by developing new products and enhancing our existing products;

o the cyclical nature of the industries of our customers and the financial condition of our customers;

o the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;

o fluctuations in our annual and quarterly operating results as a result of a number of factors;

o the inability of our products to displace traditional measurement devices and attain broad market acceptance;

o the impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;

o risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

o        the loss of Simon Raab or Greg Fraser or other key personnel;

o our inability to identify, consummate, or achieve expected benefits from acquisitions;

o        the failure to effectively manage our growth; and

o the loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms.

                                 USE OF PROCEEDS

     The selling shareholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement.




                              SELLING SHAREHOLDERS

     We are registering all 1,930,000 shares covered by this prospectus on behalf of the selling shareholders named in the table below (including their donees, pledgees, transferees, or other successors-in-interest who receive any of the shares covered by this prospectus). We sold 1,158,000 and our two co-founders sold 772,000 of these shares of common stock to the selling shareholders in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended. The sales by us were exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers were accredited investors, represented their intention to acquire the securities for investment only, not with a view to distribution, and received or had access to adequate information about us. The sales by our two co-founders were exempt pursuant to Section 4(1) of the Securities Act of 1933, as transactions by a person other than an issuer, underwriter, or dealer. We are registering the shares to permit the selling shareholders to offer and sell these shares for resale from time to time. The selling shareholders may sell all, some, or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the respective selling shareholders. For more information, see "Plan of Distribution." None of the selling shareholders has had any material relationship with us within the past three years other than as a result of the ownership of these shares.

     The table below lists the selling shareholders and information regarding their ownership of our common stock:

                                             NUMBER OF
                                              SHARES                NUMBER OF
         SELLING SHAREHOLDER                OWNED PRIOR            SHARES BEING             SHARES OWNED AFTER
         -------------------                  TO THIS                OFFERED                     OFFERING (1)
                                              OFFERING               HEREBY                      ------------
                                              --------               ------
                                                                                        NUMBER           PERCENTAGE (2)
                                                                                        ------           --------------

Smithfield Fiduciary LLC(3)(17)               100,000                100,000               0                   *

Endeavor LP(4)                                 1,600                  1,600                0                   *

First American Insurance Small Cap
Growth Fund(4)                                 1,410                  1,410                0                   *

John J. Frautschi Life Trust
Microcap(4)                                   10,930                 10,930                0                   *

First American Small Cap Growth
Opportunities Fund(4)                         211,960                211,960               0                   *

Lyndhurst Associates(4)                        2,870                  2,870                0                   *

Milwaukee Jewish Federation(4)                 2,640                  2,640                0                   *

Greater Milwaukee Foundation Micro
Cap(4)                                         2,320                  2,320                0                   *

Henry Posner III Agency(4)                      750                    750                 0                   *

Posner Partners Microcap(4)                    3,210                  3,210                0                   *

Paul M. Posner Agency(4)                        850                    850                 0                   *

St. Paul Electrical Construction
Pension SC(4)                                  1,520                  1,520                0                   *

St. Paul Electrical Construction
Supply SC(4)                                   1,730                  1,730                0                   *

E.S. Tallmadge Residuary Trust 2(4)             600                    600                 0                   *

W.M. Chester-Chester Children SC(4)             370                    370                 0                   *

Oregon Retail Employees Pension
Trust(4)                                       4,580                  4,580                0                   *

Richard D. Waterfield SCG(4)                   1,040                  1,040                0                   *

                                             NUMBER OF
                                              SHARES                NUMBER OF
         SELLING SHAREHOLDER                OWNED PRIOR            SHARES BEING             SHARES OWNED AFTER
         -------------------                  TO THIS                OFFERED                     OFFERING (1)
                                              OFFERING               HEREBY                      ------------
                                              --------               ------
                                                                                        NUMBER           PERCENTAGE (2)
                                                                                        ------           --------------


City of Springfield Missouri
Policemen and Firemens Retirement
Fund(4)                                        1,620                  1,620                0                   *

Cranshire Capital, L.P.(5)                    150,000                150,000               0                   *

Portside Growth & Opportunity
Fund(6)(17)                                   200,000                200,000               0                   *


UBS O'Connor LLC f/b/o O'Connor
PIPES Corporate Strategies Ltd.(7)            50,000                 50,000                0                   *

UBS O'Connor LLC f/b/o O'Connor
Global Convertible Arbitrage Master
Ltd.(8)                                       50,000                 50,000                0                   *

Citadel Equity Fund Ltd.(9)(17)               128,400                100,000            28,400                 *

SF Capital Partners Ltd.(10)(17)              305,000                305,000               0                   *
Deephaven Small Cap Growth Fund,
LLC(11)(17)                                   225,000                225,000               0                   *

American Century Mutual Funds, Inc.,
on behalf of New Opportunities
Fund(12)(17)                                  221,080                221,080               0                   *

American Century Mutual Funds, Inc.,
on behalf of New Opportunities II
Fund(12)(17)                                  23,920                 23,920                0                   *

Gamma Opportunity Capital Partners,
LP(13)                                        15,000                 15,000                0                   *

Alpha Capital AG(14)                          30,000                 30,000                0                   *

Elliott Associates, L.P.(15)                  55,000                 55,000                0                   *

Longview International Equity Fund,
LP(16)                                        155,000                155,000               0                   *

---------------------------
* Less than 1.0%.

(1) Assumes that the shareholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling shareholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(2) The percentage of common stock beneficially owned is based on 13,460,720 shares of common stock outstanding on November 17, 2003.

(3) Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(4) Joseph Frohna has investment and voting power over the shares listed in his capacities as the portfolio manager with respect to this account and a Managing Director of U.S. Bancorp Asset Management, Inc., the investment advisor to these fully discretionary accounts.

(5) Mitchell P. Kiffin, the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole voting and investment control.

(6) The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The managing member of Ramius Capital Group, LLC is C4S & Co., the managing members of which are Peter Cohen, Morgan Stark, Thomas Strauss, and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss, and Solomon may be deemed beneficial owners of the shares. Messrs. Cohen, Stark, Strauss, and Solomon therefore disclaim beneficial ownership of such shares.

(7) UBS O'Connor LLC, who is the investment manager for PIPES Corporate Strategies Master Ltd., is a wholly-owned subsidiary of UBS AG, which is traded on the New York Stock Exchange.

(8) UBS O'Connor LLC, who is the investment manager for O'Connor Convertible Arbitrage Master Ltd., is a wholly-owned subsidiary of UBS AG, which is traded on the New York Stock Exchange.

(9) Citadel Limited Partnership ("Citadel") is the trading manager of Citadel Equity Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate voting and investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(10) Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro"), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares owned by SF Capital Partners Ltd.

(11) Deephaven Small Growth Fund LLC is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the Chief Executive Officer, has voting and investment control over the shares that are owned by Deephaven Small Cap Growth Fund LLC.

(12) The investment advisor to the New Opportunities Fund and the New Opportunities II Fund, both a series of American Century Mutual Funds, Inc., a registered investment company, is American Century Investment Management, Inc., a registered investment advisor ("ACIM"). American Century Companies, Inc. ("ACC") is the sole shareholder of ACIM. James E. Stowers Jr., Chairman of ACC, controls ACC by virtue of his ownership of a majority of its voting stock. Mr. Stowers disclaims beneficial ownership to the shares of Faro Technologies, Inc.

(13) Gamma Capital Advisors, Ltd., an Anguilla, British West Indies company, is the general partner to the stockholder Gamma Opportunity Capital Partners, LP, a Cayman Islands registered limited partnership, with the power to vote and dispose of the common shares being registered on behalf of the stockholder. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of said shares. Christopher Rossman and Jonathon P. Knight, PhD. are the directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd., Christopher Rossman, and Jonathon P. Knight, PhD. each disclaim beneficial ownership of the shares of common stock being registered.

(14) Konrad Ackerman, the director of Alpha Capital AG, has sole voting and investment control over the shares.

(15) Paul E. Singer and Elliott Capital Advisors LP, a Delaware limited partnership ("ECALP"), are the general partners of Elliott Associates, L.P., a Delaware limited partnership ("Elliott") and share voting and investment control over the shares of Faro Technologies, Inc. held by Elliott. Mr. Singer is also the only controlling person of ECALP.

(16) The Investment Advisor to the Longview International Equity Fund, L.P. is Redwood Grove Capital Management, LLC. The managing member of Redwood Grove Capital Management, LLC is Wayne H. Coleson. As such, Mr. Coleson may be deemed a beneficial owner of the shares. Mr. Coleson disclaims beneficial ownership of such shares.

(17) This shareholder is an affiliate of a broker-dealer.

                              PLAN OF DISTRIBUTION

         The selling shareholders may resell or redistribute the shares being offered by this prospectus from time to time in one or more transactions on the Nasdaq National Market or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling shareholders (including, but not limited to, persons who receive shares from a named selling shareholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling shareholders" in this prospectus. If necessary, we would file a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledge, donee, transferee or other successors in interest as selling shareholders under this prospectus. Selling shareholders may sell the shares by one or more of the following methods, without limitation:

        o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

        o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;

        o ordinary brokerage transactions and transactions in which the broker solicits purchases;

        o an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

        o        privately negotiated transactions, directly or through agents;

        o        short sales of shares and sales to cover short sales;

        o through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;

        o through the distribution of the shares by any selling shareholder to its partners, members or shareholders;

        o        one or more underwritten offerings;

        o agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

        o any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

         The selling shareholders may also transfer the securities by gift. We do not know of any current arrangements by the selling shareholders for the sale or distribution of any of the securities. The selling shareholders have advised us that they have acquired the shares being offered for sale in this prospectus in the ordinary course of business and that at the time they purchased such shares had no contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, distribute or grant participation to any third person or entity with respect to the shares. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers, or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire the shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         From time to time, one or more of the selling shareholders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. If necessary, we would file an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, secured party or person to whom the shares have been hypothecated as selling shareholders under this prospectus. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

         The selling shareholders and any underwriters, brokers, dealers, or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares. A selling shareholder may also loan or pledge the shares offered under this prospectus to a broker-dealer and the broker-dealer may sell the shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered under this prospectus.

         The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by a selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution. The selling shareholders may agree to indemnify any brokers, dealers, or agents who participate in transactions involving sales of the shares against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares.

         The shares offered under this prospectus were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (a) November 11, 2005, or (b) the date on which all the shares of common stock subject to this registration statement have been sold under this registration statement or pursuant to Rule 144 of the Securities Act or otherwise. We have agreed to pay all expenses in connection with this offering, including legal fees of counsel to the selling shareholders not to exceed $5,000, in the aggregate, but not including underwriting discounts, concessions, commissions, or fees of the selling shareholders.

         We will not receive any proceeds from sales of any shares by the selling shareholders.

         We cannot assure you that the selling shareholders will sell all or any portion of the shares offered under this prospectus.

         We will supply the selling shareholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling shareholder, we will file a prospectus supplement setting forth:

                o        the aggregate number of shares to be sold;

                o        the purchase price;

                o        the public offering price;

                o if applicable, the names of any underwriter, agent or broker-dealer; and

                o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

         If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution, or secondary distribution or a purchase by a broker or dealer, then we will file a prospectus supplement that includes any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner, Tampa, Florida.


                                     EXPERTS

     The consolidated financial statements of FARO Technologies, Inc. appearing in FARO Technologies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission's web site. The address of this site is http://www.sec.gov.

     We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission's web site.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

         -  our Quarterly Report on Form 10-Q for the quarter ended March 29,
            2003;

         -  our Quarterly Report on Form 10-Q for the quarter ended June 28,
            2003;

         - our Quarterly Report on Form 10-Q for the quarter ended September 27, 2003;

         - our Current Reports on Form 8-K as filed with the SEC on April 17, 2003, May 9, 2003, July 15, 2003, August 6, 2003, September 9, 2003,
           September 16, 2003, October 9, 2003, October 30, 2003, November 12, 2003, and November 13, 2003;

         - the description of our common stock contained in our Registration Statement on Form 8-A12G filed on September 15, 1997 and any amendments or reports filed for the purpose of updating such description; and

     All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

                             FARO Technologies, Inc.
                               125 Technology Park
                            Lake Mary, Florida 32746
                                 (407) 333-9911
                          Attention: Gregory A. Fraser

================================================================================


                                1,930,000 SHARES

                             FARO TECHNOLOGIES, INC.

                                  COMMON STOCK


                                December 19, 2003



================================================================================